Exhibit 5.1

May 31, 2002

Ciphergen Biosystems, Inc.

6611 Dumbarton Circle

Fremont, CA  94555

                Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

                We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 31, 2002 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,150,000 shares of your Common Stock, par value $0.001 per share (the “Shares”), reserved for issuance pursuant to your 2000 Stock Plan (the “Plan”) and 150,000 shares of your Common Stock, par value of $0.001 per share (the “ESPP Shares”), reserved for issuance to your 2000 Employee Stock Purchase Plan (“ESPP”).  As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the proposed issuance and sale of the Shares and ESPP shares by you under the Plan and ESPP.

                It is our opinion that the Shares and ESPP Shares, when issued and sold in the manner referred to in the Plan and ESPP, will be legally and validly issued, fully paid and nonassessable.

                We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI